UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2008

Golf Trust of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-14494	33-0724736
(Commission File Number)	(IRS Employer Identification No.)

10 North Adger’s Wharf, Charleston, SC	29401
(Address of Principal Executive Offices)	(Zip Code)

(843) 723-4653

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Litigation Settlement Agreement

On January 31, 2008, Golf Trust of America, Inc.  (the “Company”) together with W. Bradley Blair, II and Scott D. Peters (collectively, the “GTA Defendants”) entered in to a Settlement Agreement (the “Agreement”) with  Larry D. Young (one of the Company’s prior directors), Danny L. Young, Kyle N. Young, The Young Family Irrevocable Trust, and The Legends Group, Ltd. (collectively,  “Legends “) and Golf Trust of America, Inc., W. Bradley Blair, II, and Scott D. Peters (collectively,  “GTA”.)  The Agreement established the terms of the final resolution of the Young Complaints.  Both the nature of the Young Complaints and the terms of the final resolution established in the Agreement are described below.

•                  On March 22, 2004, a lawsuit was filed in the U.S. District Court for the District of South Carolina, Florence Division, by Legends against our independent auditors, BDO Seidman, LLP, and three former BDO partners (the “BDO Defendants”), and the Company and our executive officers (the “GTA Defendants”).

•                  The complaint alleged that the BDO Defendants engaged in professional malpractice, misrepresentation, breach of fiduciary duty and fraud by counseling plaintiffs to participate in a type of tax shelter transaction allegedly held illegal by the Internal Revenue Service, and that the GTA Defendants conspired with the BDO Defendants to convince Mr. Young that he would realize a large projected tax gain in order to induce Mr. Young (and the other plaintiffs) to enter into the failed tax shelter transaction. The plaintiffs were seeking damages of at least $3.7 million, together with legal expenses and other costs.

•                  On February 14, 2005, the court granted the motion to compel arbitration of the BDO Defendants as to claims against them, and it appears that the plaintiffs and the BDO Defendants have resolved their differences. On October 18, 2006, the plaintiffs filed a notice of dismissal of their claims against the BDO Defendants.

•                  On March 1, 2007, the U.S. District Court granted the GTA Defendants’ Motion for Summary Judgment. As of March 26, 2007, the plaintiffs had no remaining claims against any of the GTA Defendants. All of GTA Defendants’ counterclaims against the plaintiffs remained. Mediation and settlement efforts by the parties were unsuccessful. The trial for the GTA Defendants’ counterclaims against the plaintiffs began on August 6, 2007 and concluded on August 10, 2007. The plaintiffs made a motion for a directed verdict during trial that was granted with respect to one of the GTA Defendants’ claims, and denied for the remaining three claims. The jury returned a verdict for the GTA Defendants on their claims for breach of contract and breach of fiduciary duty, and awarded the GTA Defendants actual damages in the amount of $3,726,856. In addition, the GTA Defendants were awarded $150,000 in attorneys’ fees in connection with the breach of contract claim.

•                  On August 20, 2007, the plaintiffs moved for judgment notwithstanding the verdict, or, alternatively, a new trial. On September 7, 2007, the GTA Defendants filed a response in opposition to plaintiffs’ motion, and plaintiffs filed a reply on September 14, 2007. On August 27, 2007, the GTA Defendants filed a motion to amend or correct certain minor language in the text of the judgment, and the plaintiffs responded in opposition to this motion on September 14, 2007. On August 31, 2007, the GTA Defendants filed a motion seeking attorneys’ fees in connection with the GTA Defendants’ successful defense against the plaintiffs’ original claims, along with a motion to seal the invoices attached as exhibits to the motion for attorneys’ fees. The plaintiffs responded in opposition to the motion on October 10, 2007, and the GTA Defendants filed a reply on October 22, 2007. All of the aforementioned post-trial motions remained pending before the Court at the time the Agreement was executed.

•                  As a result of the Agreement, the Company will receive consideration from Mr. Larry D. Young in the form of (i) rights to full ownership and unencumbered title to 118.67 acres of land in Charleston County, South Carolina and (ii) a promissory note in the principal amount of $3,876,856, which outstanding balance will be considered satisfied in full upon timely remittance of the initial $500,000 of scheduled payments

A copy of the Agreement and related Confession of Judgment and Promissory Note are included as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.  The description of the Agreement, Confession of Judgment and Promissory Note are qualified in its entirety by the contents thereof.

On February 1, 2008, the Company issued a press release relating to the above, which is included as Exhibit 99.1 to this filing.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Settlement Agreement

10.2	Confession of Judgment

10.3	Promissory Note

99.1	Press Release of Golf Trust of America, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golf Trust of America, Inc.
(Registrant)

Date: February 1, 2008	By:	/s/ Michael C. Pearce
Michael C. Pearce President and Chief Executive Officer

 EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement

10.2	Confession of Judgment

10.3	Promissory Note

99.1	Press Release of Golf Trust of America, Inc.